UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 11, 2013

Ontarget360 Group, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-170828	27-1662812
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

24/F, Wyndham Place, 40-44 Wyndham Street, Central, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	852-2258-6888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2013, the board of directors of OnTarget360 Group, Inc. (the “Company”) appointed Mr. Fai H. Chan and Mr. Tong Wan Chan as directors to hold office until the next annual meeting of shareholders and until their successor is duly elected and qualified or until his resignation or removal.

Mr.  Fai H. Chan is the Managing Chairman of the Heng Fai Enterprises, Ltd. (“Heng Fai”), the Company’s majority shareholder.  He has been Director of Heng Fai since September 1992.  Mr. Fai H. Chan is responsible for the overall business development of Heng Fai. His experience and expertise are in the finance and banking sectors. Since taking over as Managing Chairman, he has grown the net asset value of Heng Fai from HK$39.2 million in 1992 to approximately HK$900 million in 2013.

Mr. Fai H. Chan was formerly (i) the Managing Director of SingHaiyi Group Ltd (“SingHaiyi”) (http://singhaiyi.com), a company listed on the Catalist board of the Singapore Exchange. Under Mr.  Chan’s leadership, SingHaiyi was transformed from a failed store-fixture business provider with net asset value of less than S$10 million into a property trading and investment company and finally to a property development company with latest net asset value over S$150 million before Mr. Chan ceded controlling interest in late 2012. (ii) the Executive Chairman of China Gas Holdings Limited (http://www.chinagasholdings.com.hk/siteen/index.html), a company listed on The Stock Exchange of Hong Kong Limited. Under Mr. Chan’s guidance and direction, China Gas was restructured from a failing fashion retail company to one of the largest participants in the investment, operation and management of city gas pipeline infrastructure, distribution of natural gas and LPG to residential, commercial and industrial users in China. The market capitalization of China Gas in the financial year of 2002 of approximately HK$247 million (share had traded in value of HK$0.51) increased to present market capitalization in excess of HK$40 billion (share price of HK$8.93 as at June 28, 2013); (iii) a director of Global Med Technologies, Inc. (www.globalmedtech.com), a public medical company (OTC: GLOB) which is engaged in the design, develop, marketing and support of information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities; (iv) a director of Skywest Ltd (www.skywest.com.au), an airline company listed on the Australian Stock Exchange; and (v) the Chairman and Director of American Pacific Bank, a commercial bank listed on NASDAQ from 1988 to 2005. Mr. Chan had acquired American Pacific Bank, a US full-service commercial bank, out of bankruptcy in 1987. He recapitalized, refocused and grew the bank’s operations. Under his guidance it became a high asset quality bank, with zero loan losses for over five consecutive years before it was ultimately acquired and merged into Riverview Bancorp Inc. Prior to its acquisition and merger it was ranked #13 by the Seattle Times’ “Annual Northwest’s Top 100 Public Companies” and #6 in Oregon state, ahead of names such as Nike, Microsoft, Costco, AT&T Wireless and Amazon.com (http://amazon.com).

Mr. Fai H. Chan has restructured over 35 companies in different industries and countries in the past 40 years. In April 2013, Mr. Chan invested in CCM Group Limited (“CCM”) (http://www.ccmgroup.sg), a company listed on the Singapore Exchange, and was appointed its Non-Executive Director to assist its business and capital restructuring. With Mr. Chan’s participation in the capital restructuring, the market capitalization of CCM was increased from approximately S$8.3 million to S$25 million within three months.  In  July 2013, Holista Colltech Ltd (“Holista”) (http://www.holistaco.com), a bio- technology company listed on the Australian Stock Exchange, announced it had appointed Mr. Chan as its Non-Executive Director, a role which will allow the company to tap his vast business and corporate experience. The appointment follows the subscription of Heng Fai Business Development Pte Ltd, a Singapore-based company controlled by Mr. Chan.  Mr.  Fai H. Chan is the father of Mr. Tong Wan Chan.

Mr. Tong Wan Chan is the Managing Director of Heng Fai.  Mr. Tong Wan Chan was an executive director of SingHaiyi from November 2003 to September 2013. He has over 15 years of experience in investment banking related vocations. Mr. Tong Wan Chan specialized in Asian equity financial products for two international investment banking firms, originating and dealing in listed and over-the-counter structured products.  Mr. Tong Wan Chan has also served as a securities’ principal in a U.S. broker-dealer. Mr. Tong Wan Chan joined Heng Fai as a non-executive Director in January 2000, was appointed as an executive Director in September 2002 and was appointed as Managing Director in August 2003. As the Managing Director of the Company, Mr. Tong Wan Chan’s duties include overseeing the Group’s principal strategic investments activities in both publicly listed and private companies. Mr. Tong Wan Chan holds a Bachelor of Commerce degree with honors, with a Finance specialization, from the University of British Columbia.  Mr. Tong Wan Chan is the son of Mr. Fai H. Chan.

 Through their positions with Heng Fai, both Mr. Fai H. Chan and Mr. Tong Wan Chan control Heng Fai.  On July 19, 2013, Heng Fai purchased 3,279,520 common shares (approximately 94.9%) of the Company for $265,819.  Heng Fai was previously known as Xpress Group, Ltd.

The board of directors appointed Mr. Fai H. Chan and Mr. Tong Wan Chan in recognition of their abilities to assist the Company in expanding its business and the contributions they can make to its strategic direction.  Neither Mr. Fai H. Chan nor Mr. Tong Wan Chan have been appointed to any board committees

The Company has not entered into any compensation arrangements with Mr. Fai H. Chan and Mr. Tong Wan Chan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontarget360 Group, Inc

November 12, 2013	By:	/s/ Conn Flanigan
Conn Flanigan
Chief Executive Officer

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